CERTIFICATE OF DESIGNATION

   The undersigned, Robert T. Heiner and Alonzo W. Watson, acting in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, do hereby certify that:
   1. They are the duly elected and acting President and Secretary of First Security Corporation, a Delaware Corporation (the "Corporation").
   2. At a regular meeting of the Board of Directors of the Corporation duly held at the principal offices of the Corporation on July 30, 1990, at which meeting there were at all times present and acting a quorum of the members of the board of directors of the Corporation, the following resolutions were duly adopted:
      WHEREAS, on December 16, 1969 the Board of Directors of this Corporation adopted a resolution providing for the issuance of an initial series of preferred shares of the Corporation, which series was designated as "Three Dollar and Fifteen Cent ($3.15) Cumulative Convertible Preferred Stock,
Series 'A'" (hereafter, "Series A Preferred Shares"), consisting of 225,000 shares, and determining the rights, preferences, restrictions and other matters relating to such series; and
      WHEREAS, a Certificate of Designation with respect to the Series A Preferred Shares was filed with the Secretary of State of the State of Delaware on April 1, 1970; and
      WHEREAS, as of June 30, 1990, there were 18,052 Series A Preferred Shares issued and outstanding; and
      WHEREAS, Section 151(g) of the Delaware General Corporation Law permits the Board of Directors to reduce the authorized number of Series A Preferred Shares to not less than the number of shares of such series outstanding on the date of such action; and
      WHEREAS, it is deemed to be in the best interest of the Corporation and its stockholders to so reduce the number of Series A Preferred Shares;
      THEREFORE, BE IT RESOLVED: That the number of Series A Preferred Shares be, and it hereby is, reduced to 18,052.
      FURTHER RESOLVED: That the president or any vice president, and the secretary or any assistant secretary of this Corporation be and they hereby are authorized and directed to prepare and file an appropriate certificate in accordance with the foregoing resolution and the provisions of Delaware law.
   3. The authorized number of preferred shares of the Corporation is 400,000, and the number of Series A Preferred Shares which are issued and outstanding on the date hereof is 18,052.
   IN WITNESS WHEREOF, the undersigned have executed this Certificate this 20th day of August, 1990.

FIRST SECURITY CORPORATION

By
/s/ R. T. Heiner
Name:
Title: President

By
/s/ Alonzo W. Watson
Alonzo W. Watson
Secretary